Exhibit 99.1

BioAdaptives OTC Bulletin Board Symbol: BDPT

BioAdaptives Inc. cleared by FINRA for quotation on OTC Bulletin Board and OTC Link under the symbol BDPT

LAS VEGAS, Nevada, July 9, 2014--BioAdaptives, Inc. (OTC BB: BDPT) announced that it is cleared by FINRA for quotation on OTC Bulletin Board and OTC Link under the symbol BDPT effective as of July 8, 2014.  The company’s market maker is awaiting approval from The Depository Trust & Clearing Corporation (DTCC) for DTC eligibility.  A total of 2,000,419 shares are eligible for free trading, as noted within the Form S-1 filing, and has been dispersed to shareholders of HEMP, Inc. (Pink Sheets: HEMP) in a stock distribution.

Gerald Epling, President and Chief Executive Officer of BioAdaptives, Inc. said, "We are on-track in becoming a trading public company.  News of our clearance and ticker symbol was a big step in that direction.  BioAdaptives™ is working towards expanding its business.  We are committed to bringing high quality nutraceuticals to market for health and wellness conscious consumers.”

About BioAdaptives, Inc.

BioAdaptives, Inc. is a fully-reporting public company trading on the OTC Bulletin Board under the symbol BDPT. The company is engaged in research, development, and educational activities.  The company’s focus is developing products to improve health and wellness.  These products include nutritional supplements and proprietary methods of optimizing the bioelectromagnetic availability of foods and beverages.  For more information on BioAdaptives, Inc. please visit www.bioadaptives.com.

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of BioAdaptives, Inc its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond BioAdaptives, Inc’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in BioAdaptives, Inc’s filings with the Securities and Exchange Commission.